EXHIBIT 12
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                       COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                     YEAR ENDED SEPTEMBER 30,
(dollars in thousands)                       2002         2001        2000       1999        1998
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
Income before taxes                      $578,275     $637,790    $739,591   $574,084    $676,284
Add fixed charges:
  Interest expense-excluding
    interest on deposits                   18,108       21,336      22,580     26,989      35,247
  Interest expense-deposits                 9,812       10,768       2,742      3,622       5,102
  Interest factor on rent                  20,977       20,228      19,170     12,953      12,416
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Total fixed charges                       $48,897      $52,332     $44,492    $43,564     $52,765
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Earnings before fixed charges
  and taxes on income                    $627,172     $690,122    $784,083   $617,648    $729,049
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Ratio of earnings to fixed charges-
  including interest on deposits             12.8         13.2        17.6       14.2        13.8
Ratio of earnings to fixed charges-
  excluding interest on deposits             15.8         16.0        18.7       15.4        15.2
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